Exhibit 10.18

FSMC-KINEX CONFIDENTIAL

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AGREEMENT FOR

MEDICAL TECHNOLOGY RESEARCH, DEVELOPMENT, INNOVATION,

AND COMMERCIALIZATION ALLIANCE

This AGREEMENT FOR MEDICAL TECHNOLOGY RESEARCH, DEVELOPMENT, INNOVATION, AND COMMERCIALIZATION ALLIANCE (“Agreement”) is effective as of May 1, 2015 (“Effective Date”) and is between FORT SCHUYLER MANAGEMENT CORPORATION (“FSMC”), a not-for-profit corporation existing under the laws of the State of New York having an office located at 257 Fuller Road, Albany, New York 12203, and KINEX PHARMACEUTICALS, INC. (“KINEX”), a Delaware corporation with its principal office located at 701 Ellicott Street, Buffalo, New York 14203. FSMC and KINEX are sometimes each referred to in this Agreement individually as a “Party” and collectively as “Parties.”

I.	BACKGROUND

I.1.	New York State (“NYS”) under the leadership of Governor Andrew Cuomo has led the U.S. in multi-billion dollar strategic investments in high technology programs that cover the entire spectrum of nanoelectronics, clean energy, information technology, medical, and smart cities industry needs, from long-term innovative research and development, to workforce development and education, to product demonstration and test-bedding, to product prototyping and supporting the transition to scale-up manufacturing and commercialization.

I.2.	NYS’s comprehensive job creation and economic growth agenda for NYS provides strategic investments for job creation and workforce development in emerging high-tech industries across NYS and fosters critical partnerships between NYS government, the private sector and NYS’s top-flight universities and research institutions. This agenda is embodied by the commitment of NYS to, and the growth of, the State University of New York Polytechnic Institute (“SUNY POLY”) and facilities throughout NYS that support SUNY POLY’s collaborations with SUNY POLY’s public and private university and industry partners, including the Albany Nanotech Complex in Albany, the Smart Systems Technology Commercialization Center in Canandaigua, the Computer Chip Commercialization Center in Utica, the Buffalo Medical Innovation and Commercialization Hub, and the Buffalo High-Tech Manufacturing Innovation Hub at Riverbend.

I.3.	KINEX is a leading international pharmaceutical company that originated in and is currently headquartered in Buffalo, NY with a leadership team consisting of Fortune 500 veterans. KINEX currently licenses or holds or has pending 194 patents across 66 countries with a pipeline of drug candidates with unique mechanisms that address unmet medical needs with large market potential with a focus on high potency oncological therapeutics.

I.4.	SUNY POLY is a critical enabling component in maintaining and bolstering NYS’s position as a leader in nanoelectronics, medical and clean energy technology, and the Parties recognize the mutual benefit that can be attained by: (i) KINEX collaborating with SUNY POLY to bring to NYS new research, development, education, and business investments from the various sectors of the medical industry; (ii) fostering critical partnerships among the Parties and the public and private sectors; (iii) transitioning emerging technologies critical for medical and economic competitiveness; and (iv) commercializing emerging medical and other pharmaceutical products in commercial and consumer applications.

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I.5.	SUNY POLY recognizes KINEX as a valuable potential collaborator and partner in the development of future generations of medical and pharmaceutical technologies.

I.6	The Parties desire to make joint investments in the State of New York that focus on (i) research, medical technology innovation and manufacturing expansion and commercialization of KINEX’s innovative new platform to manufacture several classes of specialized products including pharmaceutical based oral and sterile injectable oncological therapeutic products; (ii) establishment of a state-of-the-art ISO Class 5 high potency oral and sterile injectable pharmaceutical manufacturing facility in or near Olean, New York; and (iii) establishment of a medical technology research and innovation lab co-located with KINEX North American Headquarters in Buffalo, New York.

NOW, THEREFORE, the Parties agree as follows:

II.	DEFINED TERMS

In addition to the terms defined elsewhere in this Agreement, the following terms have the described meanings listed below.

2.1	Affiliate

Affiliate means an entity that controls, is controlled by, or is under common control with, another entity, but only during the period that such control exists. For purposes of this Agreement, FSMC’s Affiliates shall be deemed to include, The Research Foundation for the State University of New York (“FOUNDATION”), Fuller Road Management Corporation (“FRMC”), SUNY and SUNY POLY.

2.2	Change of Control

Change of Control means one transaction or a series of transactions that result in a third party obtaining, directly or indirectly, (a) all or a majority of the assets of or (b) Control of, a Party. Change of Control shall not include the sale of capital stock in one or more financing transactions.

2.3	Control

Control means the power to direct the affairs of any individual, corporation, partnership, joint venture, trust, business association, governmental entity or other entity by reason of ownership of voting stock, by asset acquisition, by contract or otherwise.

2.4	North American Corporate Headquarters and Innovation Center

Corporate Headquarters and Innovation Center means, collectively, the approximately 51,000 square foot facility, including 14,000 square feet for a formulation testing lab and pilot plan, 2,000 square feet for a chemistry lab for a biological and analytical testing lab, 24,000 square feet for office and training space, 3,000 square feet for mechanicals, and related infrastructure

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to be located on the 6th floor of the Conventus Building located at 1001 Main Street in Buffalo, New York. After the Parties sign this Agreement, the Parties will mutually agree on specifications for the design and construction of the Corporate Headquarters and Innovation Center to be set forth in Exhibit C by amending this Agreement and on terms for the lease of the Corporate Headquarters and Innovation Center by KINEX from FSMC in a separate written lease agreement between KINEX and FSMC consistent with the terms of this Agreement.

2.5	Knowledge

Knowledge means the actual knowledge of the officers and directors of KINEX.

2.6	Laboratory Equipment

Laboratory Equipment means the equipment listed in Exhibit D of this Agreement, which includes laboratory equipment that is necessary to accommodate all of KINEX’s expected U.S. pharmaceutical innovation formulation and feasibility output of innovative pharmaceutical products. After the Parties sign this Agreement, the Parties will mutually agree on the list of Laboratory Equipment to be set forth in Exhibit D by amending this Agreement.

2.7	Manufacturing Equipment

Manufacturing Equipment means the equipment listed in Exhibit B of this Agreement, which includes manufacturing tools that are necessary to perform the Manufacturing Operations. After the Parties sign this Agreement, the Parties will mutually agree on the list of Manufacturing Equipment to be set forth in Exhibit B by amending this Agreement.

2.8	Manufacturing Facility

Manufacturing Facility means the approximately 315,000 square foot state-of-the-art ISO Class 5 high potency oral and sterile injectable pharmaceutical manufacturing facility and related infrastructure to be located at a site in or near Olean, New York. After the Parties sign this Agreement, the Parties will mutually agree on specifications for the design and construction of the Manufacturing Facility to be set forth in Exhibit A by amending this Agreement and on terms for the operation and maintenance of the Manufacturing Facility in a separate written lease agreement between KINEX and FSMC.

2.9	Manufacturing Operations

Manufacturing Operations means the KINEX and/or its Affiliates activities in connection with the manufacture of high potency oral and sterile injectable pharmaceutical products and/or any other products and all other activities related thereto.

2.10	SUNY POLY Facilities

SUNY POLY Facilities means, collectively, the Manufacturing Facility, the Corporate Headquarters and Innovation Center and all other FSMC, FSMC Affiliate, and SUNY POLY facilities used in the Program (as defined in Exhibit E).

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2.11	SUNY POLY Tools

SUNY POLY Tools means, collectively, the Manufacturing Equipment, Laboratory Equipment, and all other FSMC and SUNY POLY tools and equipment used by a Party in the Program.

III.	OBJECTIVES

3.1	Research and Development and Economic Development

The Parties are entering into this Agreement to establish a mutually beneficial collaboration focused on this U.S. based research, manufacturing expansion and commercialization of KINEX’s innovative new platform to manufacture pharmaceuticals including but not limited to oral and sterile injectable oncological therapeutic products and the research and development and workforce training necessary to achieve KINEX’s next generation pharmaceutical products.

3.2	Program Essential Purposes

For purposes of this Agreement, the “Essential Purposes” of the Program shall be as follows:

(a)	Focus on the U.S. based research, medical technology innovation and manufacturing expansion and commercialization of KINEX’s innovative new platform to manufacture several classes of specialized products including pharmaceutical based oral and sterile injectable oncological therapeutic products;

(b)	Identify, prepare, design, construct and provide for the purpose of this Agreement the Manufacturing Facility in or near Olean, New York;

(c)	Identify, prepare, design, construct and provide for the purpose of this Agreement the Corporate Headquarters and Innovation Center;

(d)	Develop a joint development program for FOUNDATION on behalf of SUNY POLY to support KINEX with existing complementary capabilities at the SUNY POLY Albany NanoTech Complex and any other SUNY POLY facility and may include the expansion of capabilities, if necessary and upon the award of NYS capital funds, to establish the full continuum of support for KINEX’s manufacturing and commercialization operations; and

(e)	Expand and enhance the ever growing high tech cluster that has been developed in NYS and centered in Albany at SUNY POLY.

IV.	KINEX PROGRAM CONTRIBUTION OBLIGATIONS

4.1	Manufacturing Operations

(a)	Following the Manufacturing Facility Completion, KINEX shall establish its Manufacturing Operation in or near Olean, New York at the Manufacturing Facility and shall jointly

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commission, with FOUNDATION, the Manufacturing Operation as soon as possible, with a target date of December 1, 2017 (“Target Commission Date”). Following the Manufacturing Facility Completion, KINEX, at its expense, shall be responsible for operating and managing all aspects of the Manufacturing Operations at the Manufacturing Facility, including, without limitation, hiring the workforce to perform Manufacturing Operations in accordance with the terms of this Agreement, procuring the raw materials, supplies, manufacturing the pharmaceutical products, selling and distributing the pharmaceutical products, and maintaining compliance with all applicable laws. Except for the Manufacturing Facility and the Manufacturing Equipment that will be owned by FSMC and made available by FSMC to KINEX for the Manufacturing Operations, KINEX will own all the inventory, product, output, and other property it purchases or creates associated with running the Manufacturing Operation at the Manufacturing Facility. The profit or losses resulting from the Manufacturing Operation at the Manufacturing Facility shall accrue solely to KINEX. KINEX shall be responsible for all taxes, including, without limitation, federal and local taxes, associated with the Manufacturing Operation at the Manufacturing Facility.

(b)	As used in this Agreement, the following terms have the following meanings:

“Manufacturing Facility Completion” means that the Manufacturing Facility and all related infrastructure have been completed in accordance with the agreed-on plans, specifications and requirements, all utilities serving the Manufacturing Facility are fully operational, a certificate of occupancy or its equivalent for the entire Manufacturing Facility has been issued by the applicable governmental agency and all Manufacturing Equipment has been acquired and delivered to the Manufacturing Facility.

“Manufacturing Equipment Commissioning” means that after Manufacturing Facility Completion has been achieved, all Manufacturing Equipment has been installed in the Manufacturing Facility, has been commissioned, and the entire manufacturing line and related Manufacturing Equipment is fully operational.

(c)	FSMC is responsible at its cost (subject to the limits below in Section 5.1(d)) to achieve Manufacturing Facility Completion, including to acquire all Manufacturing Equipment and to provide for all Manufacturing Equipment to be delivered to the Manufacturing Facility. Once Manufacturing Facility Completion has been achieved, including all Manufacturing Equipment has been acquired and delivered to the Manufacturing Facility, KINEX is responsible at its cost to achieve Manufacturing Equipment Commissioning. The Parties will mutually agree upon the list of Manufacturing Equipment subject to KINEX’s general requirements with respect to the Manufacturing Equipment.

4.2	Manufacturing Facility and Manufacturing Equipment

After the Manufacturing Facility Completion, KINEX shall lease the Manufacturing Facility for the Manufacturing Operations from FSMC in accordance with the terms of a separate written lease agreement between KINEX and FSMC, consistent with the terms of this Agreement, at the base rent rate of $1.00 per year for a term of ten (10) years with the option to extend the term of the lease for a second ten (10) year term. Following the Manufacturing Facility Completion, KINEX is responsible for paying for all costs associated with the Manufacturing Facility and the

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property on which the Manufacturing Facility is situated, including, without limitation, maintenance and operating expenses, utilities, municipal charges, and real estate taxes assessed against the Manufacturing Facility and the property on which the Manufacturing Facility is situated or the amount(s) to be paid pursuant to a payment in lieu of taxes or other agreement with a governmental entity, whether such payments are by contribution or otherwise. Notwithstanding the foregoing or anything to the contrary in this Agreement, including Sections 4.1(a), and 4.3, with respect to the Manufacturing Facility and the property on which the Manufacturing Facility is situated, under the written lease agreement between FSMC and KINEX, KINEX shall in no event have any obligation to perform or to pay directly, or to reimburse FSMC for, and FSMC shall be solely responsible for: (a) costs caused by the violation of any law by FSMC or its Affiliates, or their respective agents, employees or contractors; (b) costs caused by condemnation or casualties that are not caused by the negligence or willful misconduct of KINEX or its agents, employees or contractors or that are of a type required to be insured against by FSMC under Exhibit F; (c) costs to correct any construction defect in the Manufacturing Facility or to comply with any covenant, condition, restriction or law applicable to the Manufacturing Facility on the Manufacturing Facility Completion date; (d) costs of structural or other repairs that are FSMC’s responsibility hereunder; or (f) any fee or compensation to FSMC or its Affiliates, designees, agents or contractors for management or administration of the Manufacturing Facility. The Manufacturing Equipment shall be located at the Manufacturing Facility and shall be assigned for the exclusive use of KINEX for a term of ten (10) years with the option to extend its use for a second ten (10) year term.

4.3	KINEX Investment & Spending in connection with the Manufacturing Facility

Provided FSMC performs its obligations hereunder and following the Manufacturing Facility Completion, KINEX commits to invest and spend in the Manufacturing Operation at the Manufacturing Facility, including raw materials, supplies, labor and other operational costs $1.52 Billion during the first ten (10) years following the Manufacturing Facility Completion, with an additional investment of $1.5 Billion over a subsequent ten (10) year period in the event of this Agreement and the lease agreement for the Manufacturing Facility are renewed, as follows:

OpEx (Yr. 1 – 10)
Raw Materials	$300 Million
Supplies	$250 Million
Labor (fully burdened)	$570 Million
Other Operating	$400 Million

Total	$1.520 Billion

4.4	KINEX Employment Targets in connection with the Manufacturing Facility

Provided FSMC performs its obligations hereunder, KINEX shall create and hire as KINEX employees personnel for 450 direct, permanent high tech jobs at the Manufacturing Facility with most of these positions being high tech jobs. At least 300 of these jobs will be created over the first 2.5 years of the Manufacturing Facility operation following the Manufacturing Facility Completion, with 450 jobs achieved during the 5th year of Manufacturing Facility operation following the Manufacturing Facility Completion. KINEX commits to the retention of these jobs for the Term of this Agreement. KINEX also commits to working jointly with

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FOUNDATION to assist it in attracting and locating an additional 450 jobs from companies that provide supplies, machinery, equipment, materials, and/or services or goods to the Manufacturing Facility. The jobs that set forth in this Section are expected to meet the commercially reasonable requirements of the funding agency(ies) supporting this Agreement.

4.5	KINEX Medical Technology Research & Innovation Center and North American Headquarters

(a)	Following the Headquarters Build Out Completion, KINEX shall locate its North American Headquarters and Medical Technology Research & Innovation Center within the Buffalo Medical Innovation and Commercialization Hub at the Corporate Headquarters and Innovation Center. KINEX shall lease from FSMC the Corporate Headquarters and Innovation Center in accordance with the terms of a separate written lease agreement between KINEX and FSMC consistent with the terms of this Agreement for the purpose of housing KINEX’s Medical Technology Research & Innovation Center and North American Headquarters for a ten (10) year term, with the option to extend the term of the lease for a second ten (10) year term, at a lease rent rate equal to 35% of FSMC’s external lease rent costs for the Corporate Headquarters and Innovation Center for years 1 through 3 and thereafter at a lease rental rate equal to 100% of FSMC external lease rent costs for the Corporate Headquarters and Innovation Center. The lease term will commence on August 1, 2015. If fit-up for the Corporate Headquarters and Innovation Center is not completed by August 1, 2015, then KINEX will be allowed to begin moving into the Corporate Headquarters an Innovation Center while fit-up is being finalized. Subject to the terms of the separate written lease agreement, once Headquarters Build Out Completion has been achieved, KINEX shall pay all other FSMC external lease costs associated with FSMC’s lease of the Corporate Headquarters and Innovation Center, including, without limitation, maintenance and operating expenses, utilities, municipal charges, and real estate taxes assessed against the Corporate Headquarters and Innovation Center and the property on which the Corporate Headquarters and Innovation Center is situated or the amount(s) required to be paid pursuant to a payment in lieu of taxes or other agreement with a governmental entity, whether by contribution or otherwise.

(b)	As used in this Agreement, “Headquarters Build Out Completion” means that the Corporate Headquarters and Innovation Center and all related infrastructure have been renovated and prepared in accordance with the agreed-on plans, specifications and requirements, and the premises are suitable for occupation by KINEX.

(c)	FSMC is responsible at its cost (subject to the limits below in Section 5.1(g)) to achieve Headquarters Build Out Completion, including to acquire all Laboratory Equipment and to provide for all Laboratory Equipment to be delivered to the Corporate Headquarters and Innovation Center.

(d)	The Laboratory Equipment shall be located at the Corporate Headquarters and Innovation Center and assigned for the exclusive use of KINEX for a term of ten (10) years with the option to extend its use for a second ten (10) year term.

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4.6	KINEX Investment Spending in connection with the Corporate Headquarters and Innovation Center

Following the Headquarters Build Out Completion, KINEX commits to invest and spend a total of $100 million over ten (10) years in operational expenses at the Corporate Headquarters and Innovation Center and other existing KINEX Erie County manufacturing facilities. In the event the term of the separate written lease agreement between KINEX and FSMC for KINEX lease of the Corporate Headquarters and Innovation Center is extended for an additional ten (10) years, KINEX will invest an additional $100 million in operational expenses at the Corporate Headquarters and Innovation Center and KINEX’s other existing KINEX Erie County manufacturing facilities.

4.7	KINEX Employment Targets in connection with the Corporate Headquarters and Innovation Center.

Following the Headquarters Build Out Completion, KINEX agrees to create and hire as KINEX employees personnel for 250 direct, permanent high tech and corporate jobs at the Corporate Headquarters and Innovation Center and other KINEX operations located in the Buffalo, NY area within the first 5 years the Corporate Headquarters and Innovation Center is open. KINEX commits to the retention of these jobs for the Term of this Agreement. KINEX also commits to working jointly with FSMC to assist it in attracting and locating an additional 250 jobs from companies that provide supplies, machinery, equipment, materials, and/or services or goods to the KINEX operations in NYS. The jobs that set forth in this Section are expected to meet the commercially reasonable requirements of the funding agency(ies) supporting this Agreement.

4.8	Additional KINEX Manufacturing Capacity

KINEX or a KINEX Affiliate may expand its healthcare manufacturing capacity beyond that described in this Agreement by creating another manufacturing facility (“Phase II”). KINEX hereby grants FSMC the right to have the first opportunity to discuss, negotiate, and enter into an agreement with KINEX or a KINEX Affiliate with respect to the location of Phase II. If, at any time during the Term of this Agreement, KINEX or a KINEX Affiliate has a commercially reasonable good faith intention to proceed with Phase II, then prior to KINEX or a KINEX Affiliate entering into a binding agreement with respect to the location, lease or purchase of Phase II with any party other than FSMC, KINEX will notify FSMC of the commercially reasonable good faith intention of KINEX or a KINEX Affiliate to proceed with Phase II. The Parties will negotiate in good faith and attempt to reach a mutual agreement in writing within 120 days from the date on which FSMC receives notice from KINEX (“Negotiation Period”) for KINEX or a KINEX Affiliate to locate Phase II in NYS. During the Negotiation Period, neither KINEX nor any of its Affiliates may negotiate with any party other than FSMC on behalf of SUNY POLY with respect to Phase II. After expiration of the Negotiation Period, if the Parties have not reached an agreement in writing for KINEX or a KINEX Affiliate to locate Phase II in NYS, then KINEX will be free to locate Phase II at any location it determines.

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4.9	Commitment to Local Content

KINEX acknowledges NYS’s desire to use as much locally manufactured product as is practical in support of the Manufacturing Facility, the Corporate Headquarters and Innovation Center and any other KINEX locations in NYS. KINEX will make reasonable efforts and provide first consideration to NYS based suppliers of equipment, materials and other items required for the establishment and growth of the KINEX’s operations in order to use as much NYS manufactured product as is practical.

4.10	Workforce Education and Training

KINEX commits to use commercially reasonable efforts to work with FSMC to help recruit, relocate, and train the workforce necessary to staff the Corporate Headquarters and Innovation Center and the Manufacturing Facility. This may include participation in one or more workforce development programs FSMC, FOUNDATION, and/or SUNY POLY has or will commence in NYS.

4.11	Programmatic Commitments

KINEX will use commercially reasonable efforts to guide and execute the activities outlined below with assistance from FOUNDATION:

•	Work with FOUNDATION on behalf of SUNY POLY to develop next generation high potency oral and sterile injectable pharmaceutical product educational curriculum and workforce training content;

•	Deliver joint educational programs, seminars, and conferences;

•	Offer internships that will enable SUNY POLY students to participate in the development, manufacture, and distribution of next generation high potency sterile injectable pharmaceutical products; and

•	Participate, as and when appropriate, in the medical, biomedical and life sciences related centers SUNY POLY has established or will in the future establish.

4.12	Contribution Verification and Audit

KINEX shall provide FSMC with reports verifying KINEX’s contributions to the Program and the fair market value of such contributions and such other information as reasonably requested by FSMC, with such reports being duly acknowledged by an officer of KINEX and in such form as reasonably requested by FSMC. During such audit, FSMC or its accounting firm may examine and copy KINEX’s books, records, documents, and other supporting data relating to this Agreement and the Program expenditures. KINEX shall maintain accurate books, records, documents, and other supporting data which relate to all financial matters concerning the Program and its obligations under this Agreement for seven (7) years from the date of termination of this Agreement. FSMC will notify KINEX in writing before any audit and will conduct such audit at reasonable times.

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V.	FSMC PROGRAM CONTRIBUTION OBLIGATIONS

5.1	Manufacturing Facility and Manufacturing Equipment

(a)	Subject to the limitation set forth in Section 5.1(d), FSMC will generate funding from the State of New York, to be administered through FSMC or its Affiliate, to design and construct the Manufacturing Facility, as may be mutually agreed to in writing by the Parties, to house the Manufacturing Operations. The Manufacturing Facility will be constructed and owned or controlled by FSMC and leased to KINEX in accordance with the terms of a separate written lease agreement between KINEX and FSMC, consistent with the terms of this Agreement, at the base rent rate of $1.00 per year for a term of ten (10) years with the option to extend the term of the lease for a second ten (10) year term.

(b)	The Parties agree that KINEX will have the opportunity to fully participate in the design and construction process for the Manufacturing Facility. FSMC shall negotiate the contracts for the design and construction of the Manufacturing Facility including approving the budget for the contracts for the design and construction of the Manufacturing Facility, with the intent of the Manufacturing Facility to be completed in compliance with KINEX’s requirements. FSMC shall cause the Manufacturing Facility to be constructed in a good and workmanlike manner in accordance with all laws, plans approved by KINEX consistent with the requirements and a detailed project schedule to be mutually agreed between the Parties, pursuant to one or more guaranteed maximum price contracts requiring competitive bids for subcontractors. Notwithstanding anything to the contrary in Sections 5.1(a), (c), (d) and (g), FSMC shall be solely responsible for, and the $200 Million amount referenced herein includes, reasonable costs for roads, utilities and other site improvements reasonably required for KINEX Manufacturing Operations at the Manufacturing Facility, which FOUNDATION shall cause to be installed as part of the Manufacturing Facility.

(c)	Subject to the limitation set forth in Section 5.1(d), FSMC will further generate funding from the State of New York, to be administered through FSMC or its Affiliate, to equip the Manufacturing Facility with the Manufacturing Equipment. The Manufacturing Equipment will be owned by FSMC or its Affiliate and assigned to KINEX for its exclusive use for a term of ten (10) years with the option to extend the term of its use for a second ten (10) year term.

(d)	Under no circumstance will FSMC or its Affiliate’s costs for the Manufacturing Facility and Manufacturing Equipment exceed $200 million plus any remaining amount, not to exceed $25 million, from the funding for FSMC’s and its Affiliate’s costs associated with the KINEX Corporate Headquarters and Innovation Center and the Laboratory Equipment.

(e)	Subject to the limitations set forth in Section 5.1(g), FSMC will generate funding from the State of New York, to be administered through FSMC or its Affiliate, to design, construct and fit-up the Corporate Headquarters and Innovation Center. The Corporate Headquarters and Innovation Center will be controlled by FSMC and leased to KINEX in accordance with the terms of a separate written lease agreement between KINEX and FSMC consistent with the terms of this Agreement for the purpose of housing KINEX’s Medical Technology Research & Innovation Center and North American Headquarters for a ten (10) year term, with the option to extend the term of the lease for a second ten (10) year term.

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(f)	Subject to the limitations set forth in Section 5.1(g), FSMC will further use best efforts to generate funding from the State of New York, to be administered through FSMC or its Affiliate, to equip the Corporate Headquarters and Innovation Center with the Laboratory Equipment. The Laboratory Equipment will be owned by FOUNDATION or its Affiliate and assigned for the exclusive use of KINEX for a term of ten (10) years with the option to extend the term of its use for a second ten (10) year term.

(g)	Under no circumstances will FSMC or its Affiliate’s costs for the Corporate Headquarters and Innovation Center and the Laboratory Equipment exceed $25 million in the aggregate. In the event these costs are less than $25 million, the remaining funds will be used by FSMC or its Affiliate in support of the Manufacturing Facility and Manufacturing Equipment as set forth in Section 5.1(d).

(h)	FSMC will manage the design and construction of the Manufacturing Facility, subject to KINEX’s rights under Section 5.1(b). FSMC shall keep the foundation, the exterior walls, plate glass windows, exterior entrance doors, exterior entrance door closure devices, and other exterior openings; window and window frames, molding, locks, and hardware; signs, placards, decorations or advertising media of any type, underground utilities and roof of the Manufacturing Facility and furnace in good repair. FSMC will keep KINEX apprised, where applicable, of maintenance and repair work to the Manufacturing Facility and will coordinate any such maintenance and repair work with KINEX so as to minimize the disruption of the Manufacturing Operations.

KINEX shall be responsible for the maintenance and repair of the Manufacturing Equipment. KINEX shall make all needed repairs and replacements of the Manufacturing Equipment, within the Manufacturing Facility (including all utility systems located either within or above ground on the outside perimeter of the Manufacturing Facility), except for repairs and replacements required to be made by FSMC hereunder.

In the event the Manufacturing Equipment should become in need of maintenance or repair required to be made by KINEX hereunder, KINEX shall give prompt written notice thereof to FSMC reasonably describing the maintenance and repair work to be performed, the Manufacturing Equipment affected, and proposed treatment; but in the event a condition arises with respect to the Manufacturing Equipment that either (i) creates a materially unsafe condition or imminent danger to persons with respect to the Manufacturing Equipment, or (ii) materially impairs the Manufacturing Equipment, as determined by FSMC, FSMC may make immediate interim repairs as are necessary to prevent damage from occurring. FSMC and KINEX shall work together to coordinate maintenance and repair under any available warranties. FSMC may appoint KINEX as its agent to enforce all such express warranties with respect to the Manufacturing Equipment on a case by case basis, to allow KINEX to undertake needed maintenance and repairs on an expedited basis when necessary to minimize downtime and impact on the Manufacturing Operations.

In the event the Manufacturing Facility should become in need of maintenance or repair required to be made by FSMC hereunder, FSMC shall give prompt notice thereof to

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KINEX; but in the event of a materially unsafe condition or imminent danger to persons with respect to the Manufacturing Facility, as determined by FSMC, FSMC shall make immediate interim repairs as are necessary to prevent damage from occurring.

Notwithstanding anything to the contrary contained in this Section 5.1(h), if a condition arises with respect to the Manufacturing Facility that either (i) creates a materially unsafe condition or imminent danger to persons, or (ii) materially impairs the manufacturing capacity or operation of the Manufacturing Operations, KINEX shall provide prompt written notice thereof to FSMC and FSMC shall take commercially reasonable steps to address the condition, taking into account the urgency of the situation.

Where appropriate, FSMC shall cooperate with KINEX (e.g., assigning warranty rights) to enable KINEX to address the condition.

(i)	FSMC (or its Affiliate) and KINEX will mutually agree in writing on terms associated with any option to renew the lease for the Manufacturing Facility and the Manufacturing Equipment from FSMC to either: 1) allow KINEX to purchase the Manufacturing Equipment at a pricing to be mutually agreed to and lease or purchase the Manufacturing Facility at a pricing to be mutually agreed to from FSMC; or 2) with KINEX committing to spend or incur at least $1.52 Billion in additional combined capital, operational expenses and other costs in New York State (as described in Section 4.3) during a ten (10) year period commencing on the tenth anniversary of Manufacturing Facility Completion, FSMC will extend the $1.00 per year lease terms for the Manufacturing Facility for an additional ten (10) years, including use of the Manufacturing Equipment at no additional cost.

(j)	The Parties acknowledge and agree that, following the execution of this Agreement, the Parties will confer and mutually agree on timelines and milestone events for the construction of the Manufacturing facility and the build out of the Corporate Headquarters and Innovation Facility, and that upon the establishment of such timelines and milestones, this Agreement will be further amended to reflect deadlines for the achievement of relevant milestones, and termination provisions to reflect the failure of a party to timely achieve relevant milestones.

5.2	FSMC Assisted Employment Targets

FSMC commits to working jointly with KINEX to attract and locate an additional 250 support jobs from KINEX contractors and suppliers in the proximity of the Corporate Headquarters and Innovation Center and 450 support jobs from KINEX contractors and suppliers in the proximity of the Manufacturing Facility.

5.3	FOUNDATION R&D Funding Targets

FOUNDATION will use best efforts to work with KINEX to identify sources of funding to continue the development of high potency oral and sterile injectable pharmaceutical products.

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5.4	Workforce Education and Training/Other Incentives

FSMC will use best efforts to work with KINEX to help recruit, relocate, and train the workforce necessary to staff the Manufacturing Facility. This may include participation in one or more workforce development programs FSMC, FOUNDATION and/or SUNY POLY has or will commence in NYS. FSMC commits to work with KINEX to help coordinate other NYS or local workforce training, relocation or programs available to assist KINEX in the attraction, retraining, and retention of the workforce necessary to staff the Manufacturing Facility.

5.5	Programmatic Activities

FSMC will cause FOUNDATION will use best efforts to assist KINEX in guiding and executing the activities outlined below:

•	Work with FOUNDATION on behalf of SUNY POLY to develop next generation high potency oral and sterile injectable pharmaceutical product educational curriculum and workforce training content;

•	Deliver joint educational programs, seminars, and conferences;

•	Offer internships that will enable SUNY POLY students to participate in the development, manufacture, and distribution of next generation high potency oral and sterile injectable pharmaceutical products; and

•	Participate, as and when appropriate, in the medical, biomedical and life sciences related centers SUNY POLY has established or will in the future establish.

VI.	FSMCPRINCIPAL INVESTIGATOR

FSMC shall provide or shall cause to be provided ALAIN KALOYEROS as the principal investigator regarding all technical, programmatic and facilities use requirements in respect of the terms and conditions of this Agreement and regarding the supervision, management and operation of the Program. If ALAIN KALOYEROS’ affiliation with SUNY POLY should terminate for any reason, an appropriate replacement shall be appointed by FSMC.

VII.	FSMC/SUNY POLY OR FSMC’S AFFILIATE GUIDELINES

FSMC/SUNY POLY may provide to KINEX documents setting forth commercially reasonable guidelines applicable to (a) KINEX’s employees and agents that are resident or working at the SUNY POLY Facilities and, to the extent applicable, such guidelines shall be consistent with the terms and conditions of this Agreement, and (b) KINEX’s use of SUNY POLY Facilities for conducting operations of the Program. The Parties shall agree upon and shall document other guidelines that shall apply to the Parties’ employees and agents participating in the Program.

VIII.	INTELLECTUAL PROPERTY

Rights in and obligations with respect to intellectual property created under this Agreement shall be in accordance with the terms of Exhibit E. Except as set forth in Exhibit E, no rights in any intellectual property are conveyed or granted by or under this Agreement.

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IX.	PROJECTS

The Parties or their Affiliates may from time to time during the Term of this Agreement mutually agree to define and enter into one or more Statement(s) of Work (“SOW(s)”) for Projects in accordance with Exhibit E.

X.	PROGRAM REVIEW AND DISPUTE RESOLUTION

10.1.	The Parties will establish an annual program review process with appropriate senior executives of the Parties of at least the level of Vice President or other comparable level as defined by each Party.

10.2.	Each Party shall designate a “Program Manager” to oversee its participation in Projects and the Program.

10.3	The Program Managers will exercise reasonable efforts in attempting to reach mutual agreement on all issues and matters under their consideration. If the Program Managers cannot reach agreement in a reasonable amount of time, the Program Managers shall refer the dispute in writing to the senior executives of the Parties that are designated under Section 10.1, who shall discuss and meet in person, if necessary, in order to negotiate a resolution to the dispute.

XI.	TERM AND TERMINATION

11.1	Term

The term of this Agreement begins on the Effective Date and shall extend for ten (10) years from the Manufacturing Facility Completion, unless the Parties extend the term of this Agreement in accordance with the terms of this Agreement or unless this Agreement is terminated by a Party in accordance with the terms of this Agreement (“Term”). The Parties may mutually agree in a written amendment to this Agreement to extend the Term of this Agreement for an additional ten (10) years or for such other period of time as the Parties agree. The Parties anticipate the need for KINEX to have subsequent renewal options generally and in the event that the Parties decide not to extend this Agreement or if this Agreement is otherwise terminated, the Parties will mutually agree on terms to renew the lease for the Manufacturing Facility, the Corporate Headquarters and Innovation Center, the Manufacturing Equipment and the Laboratory Equipment from FSMC (or FSMC’s Affiliate).

11.2	Agreement Termination for Breach, Default or Failure to Perform

If a Party becomes a breaching Party (the “Breaching Party”) by breaching, defaulting or failing to perform any representation, warranty, covenant, obligation or agreement hereunder in any respect that is material to this Agreement, then the other Party (the “Non-Breaching Party”) may terminate this Agreement through a written notice to the Breaching Party (the “Breach Notice”) enumerating the Breaching Party’s breach(es) or failure(s) to perform or event(s) of default under this Agreement; provided, that within ninety (90) calendar days after the date upon which the Breach Notice was delivered to the Breaching Party, the Breaching Party shall be entitled to cure any of the breaches, failures to perform or events of default identified in the

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Breach Notice. If at the end of the 90-day cure period, any of the identified breaches, failures to perform or events of default have not been cured, the Non-Breaching Party may, by a signed written notice, terminate this Agreement with respect to the Breaching Party, effective immediately. Notwithstanding the above, if the Breaching Party commences to cure the breaches, failures to perform or events of default identified in the Breach Notice within the 90-day cure period, but is unable to reasonably complete the cure within such period, the Breaching Party may, upon written request to the Non-Breaching Party prior to the end of the original cure period, together with a reasonably detailed explanation of how such cure would be achieved, have an additional 90-day cure period to complete the cure if such written request is granted by the Non-Breaching Party.

11.3	Other Agreement Termination Events

If any Party (an “Affected Party”) commits, engages in or suffers any of the following events, then the other Party may terminate this Agreement:

(a)	Becomes insolvent, is dissolved or liquidated, files or has filed against it (and it is not dismissed within ninety (90) days of filing) a petition in bankruptcy, reorganization, dissolution or liquidation or similar action, is adjudicated as bankrupt, or has a receiver appointed for its business;

(b)	Has all or a substantial portion of its capital stock or assets expropriated or attached by any government entity;

(c)	Makes an assignment of this Agreement for the benefit of creditors;

(d)	Is subject to property attachment, court injunction, or court order materially affecting its ability to honor its obligations under this Agreement; or

(e)	Suffers a Change of Control, without the prior approval of the other Party, which approval shall not be unreasonably withheld.

11.4	Effects of Agreement Termination. Party Termination

(a)	If a Party’s participation in this Agreement is terminated by another Party in accordance with Sections 11.2 or 11.3, such Party shall be termed a “Terminated Party” herein, and the other Party (as to whose participation in this Agreement has not terminated) shall be termed the “Continuing Party” herein.

(b)	Any termination of the entire Agreement shall result in termination of all Projects and all other Program-related activities. Any termination with respect to or withdrawal by a Terminated Party shall terminate the Terminated Party’s current and/or prospective participation in all Project activities as of the effective date of the Terminated Party’s termination, but shall not relieve such Terminated Party of liability under Section 11.5 or as otherwise provided in this Agreement.

(c)	Upon termination of a Terminated Party’s participation in this Agreement, the Terminated Party shall destroy or return to the Continuing Party all Confidential Information (as defined in Exhibit F) of the Continuing Party, as well as all copies and resumes thereof (except one (1) copy thereof which may be retained for archival and legal purposes), and the Terminated Party shall so certify such return or destruction in writing to the Continuing Party.

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11.5	Liability upon Termination

(a)	If FSMC is the Terminated Party, FSMC’S total cumulative liability for the entirety of any remaining contributions and payments described in Section V of this Agreement shall not, under any circumstances, exceed the total amount of New York State committed contributions that have come due to the Program as of the date of termination minus any payments previously made by FSMC under this Agreement.

(b)	If KINEX is the Terminated Party, KINEX’s total cumulative liability for the entirety of any remaining contributions and payments described in Section IV of this Agreement shall not, under any circumstances, exceed the Unamortized Foundation Investment. The “Unamortized Foundation Investment” means an amount equal to (i) the lesser of $225,000,000 and the amount actually expended by FSMC prior to the termination, multiplied by (ii) a percentage, the numerator of which is equal to the difference between (x) $1,620,000,000 and (y) the amount of capital, operational and other costs incurred or spent by KINEX under Section IV through the effective date of termination, and the denominator of which is equal to $1,620,000,000.

11.6	Failure of State Funding

FSMC is reliant on the allocation of NYS funds to satisfy FSMC’s contribution obligations under Section 5.1 of this Agreement. In the event that the requisite NYS funding is not allocated to FSMC, KINEX shall have the right to terminate this Agreement upon thirty (30) days written notice to FSMC. Termination under this Section 11.6 shall not be regarded as termination for breach, default or failure to perform under Section 11.2 or other termination events under Section 11.3, but rather shall be considered termination by reason of impossibility. FSMC shall have no further obligations except those which apply to termination under this Section 11.6 or which otherwise survive termination as set forth in this Agreement.

XII.	PUBLICITY

12.1	Any press releases, public announcements, and publicity regarding this Agreement, the relationship between the Parties, or the content and results of Projects must be approved by both Parties in writing prior to any press release, public announcement, or other publicity by either Party, excluding any non-public communication that is internal to any individual Party or used solely by the Parties within the Program.

12.2	FSMC and its Affiliates may publicly reveal the existence of and the total contribution amounts under this Agreement without the prior consent from KINEX notwithstanding the provisions of XIII of this Agreement. If FSMC or its Affiliates publicly disclose the existence of this agreement, then Kinex may refer to or publicly reveal the existence of FSMC-KINEX CONFIDENTIAL this agreement by reference to matters already identified publicly by FSMC or its Affiliates.

12.3	Any public use by either Party of the names or logos associated with the other Party requires the prior written consent of the other Party.

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XIII.	CONFIDENTIAL INFORMATION

The Parties agree that the terms set forth in Exhibit F of this Agreement shall govern the handling of Confidential Information disclosed by a Party to another Party during the Term of this Agreement.

XIV.	REPRESENTATIONS/WARRANTIES/LIABILITIES/INDEMNIFICATION

14.1	As of the Effective Date, KINEX and FSMC represent and warrant, as applicable, the following:

(a)	Each Party has the authority to enter into this Agreement and perform its obligations under this Agreement and any other documents and instruments contemplated hereby to be executed and delivered by such Party.

(b)	The signing, delivery and performance by such Party of this Agreement and all of the documents and instruments contemplated hereby to be executed and delivered by such Party are within the legal power and authority of such Party and have been duly authorized by all necessary action of such Party. This Agreement is, and the other documents and instruments required hereby to be delivered by it will be, when signed and delivered, the valid and binding obligations of such Party, enforceable against such Party in accordance with their respective terms.

(c)	The signing, delivery and performance of this Agreement and all of the other documents and instruments contemplated hereby to be signed and delivered by such Party does not and will not conflict with or violate any material judgment, order or decree binding on such Party.

(d)	Such Party has the full right, power and authority to grant any licenses to be granted by such Party pursuant to this Agreement.

(e)	There are no outstanding agreements, assignments or encumbrances that have been made by such Party and by which such Party is bound and that are inconsistent with or are violated by the provisions of or granting of such licenses.

(f)	There is no litigation, governmental investigation, suit, action, proceeding or written claim of any kind pending and to the Knowledge of KINEX, none are threatened against KINEX or any of its subsidiaries or affiliates affecting the ability of KINEX to perform its obligations under this Agreement.

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14.2	Injunctive Relief

Notwithstanding the other provisions of this Agreement, either Party may enforce any breach during the term of this Agreement of any of the specific provision(s) of this Agreement by commencing an action for injunctive or other equitable relief at any time.

14.3	Limitations of Liability

(a)	Except for (i) a Party’s failure to make the specific payments, contributions, deliveries or provide the services or support under Sections IV and V of this Agreement, (ii) a Party’s respective obligations under Sections VIII and XIII, and (iii) matters or claims in respect of this Agreement that relate to workers compensation, bodily injury, death, sickness, disease, disability and damage or destruction to real or personal property, tools and equipment, each Party’s total cumulative liability for any and all matters, causes of action or indemnifications in any way relating to this Agreement or for the performance or non-performance or breach of any representation, warranty, covenant, duty or obligation under this Agreement, regardless of the form of action, shall be limited to damages and/or payments which shall not exceed $10 Million, in the aggregate.

(b)	With respect to only subsections (i) and (iii) of Section 14.3(a) of this Agreement, each Party’s total cumulative liability for any and all matters, causes of action or indemnifications (including, but not limited to, Section 14.5 of this Agreement) in any way relating to such subsections or for the performance or non-performance of any covenant, duty or obligation thereunder, regardless of the form of action, shall be limited to damages and/or payments which shall not exceed in the aggregate (1) with respect to Section 14.3(a)(i) of this Agreement, the limits under Section 11.5, as to matters addressed in Section 11.5 and (2) with respect to Section 14.3(a)(iii) of this Agreement, only for those matters or claims that relate to damage or destruction to real or personal property, tools and equipment to the extent such matters or claims are not covered by insurance that is required to be carried by a party under this Agreement or under the lease or use agreement or similar agreement for the Manufacturing Facility, Manufacturing Equipment, Corporate Headquarters and Innovation Center or Laboratory Equipment, in each case of such damage or destruction, equal to the sum of (i) the insured value of the real or personal property, tools and equipment, and (ii) $5 Million, in the aggregate.

(c)	Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Parties agree that any liability or obligations under this Agreement shall not include any special, punitive, indirect, incidental or consequential damages, including, but not limited to, lost profits, even if a Party has been made aware of the possibility of such damages.

14.4	Insurance

KINEX shall obtain the insurance coverage and/or limits in accordance with Exhibit G and agrees to the terms set forth in Exhibit G.

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14.5	Indemnification

(a)	Each Party (the “Indemnitor”) to this Agreement, subject to the limitations set forth in Section 11.5 and Section 14.3, shall indemnify, save, hold harmless and defend the other Party and its officers, directors, managers, shareholders, employees, agents, advisors and assigns (collectively, “Party Indemnitee”) and (b) KINEX, as Indemnitor, shall also, subject to the limitations set forth in Section 11.5 and Section 14.3, indemnify, save, hold harmless and defend FRMC, FOUNDATION, SUNY POLY, the State of New York and SUNY, and their officers, directors, managers, shareholders, employees, Affiliates, Subsidiaries, agents, advisors and assigns (“SUNY Indemnity”, and collectively with each Party Indemnitee, “Indemnitee”), in each case from and against any and all claims (including, without limitation, third party claims), damages, demands, actions, judgments, lawsuits, proceedings, assessments, liabilities, losses, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses), whether or not subject to litigation (collectively, “Indemnified Claims”), incurred by any Indemnitee in connection with, by reason of, or arising out of (i) the breach, untruthfulness or inaccuracy of any representation or warranty of the Indemnitor that is contained in this Agreement, (ii) the breach or failure to keep, observe or perform any covenant or obligation of the Indemnitor (or its employees or agents) in this Agreement, (iii) any fraud of the Indemnitor (or its employees or agents) in connection with the performance of this Agreement, (iv) any damage or destruction of property, or injury, sickness, disease or death to persons, resulting from the Indemnitor’s or its employees’ or agents’ negligence or misconduct, or (v) any act or omission or violation of statutory duty or regulation by the Indemnitor or any of its employees or agents. KINEX shall also defend, indemnify and hold harmless FSMC and FSMC Affiliates as set forth herein, in connection with any goods and/or services arising under this Agreement, provided, made, sold and/or transferred by KINEX.

(b)

An Indemnitee, for purposes of asserting the indemnifications under this Section, will give the applicable Indemnitor written notice of any Indemnified Claim within thirty (30) days after the Indemnitee (a) receives notice of an Indemnified Claim for which indemnification is sought or (b) determines that an event of which it is aware is likely to give rise to an Indemnified Claim for indemnification, and the Indemnitee will give copies to the Indemnitor of all information and documents relating to such Indemnified Claim or potential Indemnified Claim that are received by the Indemnitee within thirty (30) days after the Indemnitee’s receipt thereof or, if applicable, within thirty (30) days after the Indemnitee makes the determination referred to in clause (b); provided, that the failure of the Indemnitee to give notice or deliver copies of information or documents within the specified time periods shall not limit the Indemnitee’s right to claim indemnification hereunder, except to the extent that the Indemnitor can demonstrate that it was actually damaged by the failure to give notice or provide information or documents within the specified time periods. The applicable Indemnitor will be obligated to defend any Indemnified Claim for indemnification hereunder, and to select counsel for any third-party Indemnified Claim, which counsel shall be reasonably satisfactory to the Indemnitee, all at the sole cost and expense of the Indemnitor; provided, that the Indemnitee will be allowed, at its expense, to participate in such defense; provided, further, that no settlement shall be entered into

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without the approval of the Indemnitee; provided further, that in the event the Indemnitor proposes in good faith to settle an Indemnified Claim that requires solely the payment of money damages by the Indemnitor on terms acceptable to the third-party claimant and the Indemnitor is ready, willing and able to completely satisfy the Indemnified Claim on such terms but the Indemnitee does not consent to the settlement on such terms, the Indemnitee shall be responsible for all liability or expenses (including reasonable legal expenses and costs) with respect to such Indemnified Claim that exceed the proposed settlement amount, including all legal expenses and costs incurred after the date the Indemnitee initially gave notice to the Indemnitor withholding its consent to the proposed settlement. Notice of the Indemnitor’s intention to defend any such Indemnified Claim shall be given to the Indemnitee within twenty (20) days after the Indemnitee shall have notified the Indemnitor of the Indemnified Claim (but in all events at least five (5) business days prior to the date that an answer or other response is due to be filed or made), which notice shall contain an acknowledgment in writing of the Indemnitor’s obligation to indemnify the Indemnitee with respect to such Indemnified Claim under this Section. In the event the Indemnitor fails or elects not to defend any such Indemnified Claim hereunder, the Indemnitee shall have the right to so defend such Indemnified Claim at the sole obligation, cost and expense of the Indemnitor.

(c)	The indemnifications set forth in this Agreement shall remain operative and in full force and shall survive the execution and performance hereof and the termination or expiration of this Agreement, as well as the withdrawal of either Party from this Agreement for any reason.

14.6	Limitation of FSMC Representations and Warranties

Except to the extent described in this Agreement, FSMC makes no representation or warranty, express or implied, with respect to the condition or suitability of the SUNY POLY Tools, SUNY POLY Facilities or any part thereof in respect of the operations and activities of the Program, including but not limited to any implied warranties of merchantability or fitness for a particular purpose, or warranty of non-infringement of third party intellectual property rights.

14.7	KINEX Assumption of Risk

Except to the extent due to the negligence, willful misconduct or violation of laws or this Agreement by FSMC or its Affiliates or their respective employees, agents or contractors, KINEX assumes all risks involved in the use of and the access to the Manufacturing Facility, Manufacturing Equipment, Headquarters and the Laboratory Equipment and shall be solely responsible for any and all accidents and injuries to persons and property which relate to KINEX’s use of and access to the Manufacturing Facilities, Manufacturing Equipment, Corporate Headquarters and Innovation Center and the Laboratory Equipment in respect of the operations and activities of KINEX under this Agreement and KINEX agrees to accept the Manufacturing Facilities, the Manufacturing Equipment, the Corporate Headquarters and Invention Center and the Laboratory Equipment in the condition required by this Agreement.

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14.8	Execution, Delivery and Performance

The Parties represent and warrant that the signing, delivery and performance of this Agreement does not and will not violate or create any material conflict with any of the terms or conditions of another agreement to which they are parties.

XV.	ASSIGNMENT

A Party may not assign this Agreement, or any of rights afforded hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. In addition, KINEX may not allow any other party, person or entity access to or use of the SUNY POLY Tools or the SUNY POLY Facilities, except employees of KINEX’s wholly owned Subsidiaries or Affiliates, or contractors, suppliers, or customers of KINEX, provided they meet the same requirements imposed on KINEX employees by FSMC. Any assignment made in violation of this Section shall be void ab initio.

XVI.	COMPLIANCE WITH LAWS, REGULATIONS AND RULES

16.1	Each Party agrees to comply with all applicable laws, rules and regulations of the State of New York, the United States Government and of any other duly constituted governmental authority having jurisdiction over such Party, to the extent applicable to the activities under this Agreement and as may be updated by the applicable governmental authority from time to time. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and KINEX represents and warrants that it will not re-export data or commodities to certain foreign countries or nationals of certain foreign countries without prior approval of the cognizant government agency. While FOUNDATION agrees to cooperate in pursuing any license that the cognizant agency deems necessary in connection with this Agreement, FOUNDATION cannot guarantee that such licenses will be granted. Each Party shall do all things necessary (a) to obtain in a timely manner all required licenses and approvals related to the activities under this Agreement and (b) to comply with all applicable laws, rules and regulations, including, but not limited to, the regulations of the United States Government relating to the export and re-export of technical data and commodities, related to the activities under this Agreement. In addition to the foregoing, KINEX covenants that it will provide written certification by an authorized officer of the applicable corporation(s) that any export or re-export of any technical data and commodities related to activities under this Agreement will have a valid United States Department of Commerce export license or that no export license is required. KINEX will not integrate, promote, sell or otherwise transfer any technical data and/or commodities under this Agreement to any customer or end user for use in any military applications. The Parties hereby acknowledge that stricter United States Government regulations may apply to the export and re-export of technical data and commodities to any of the following countries or to the nationals of any of the following countries: Armenia, Azerbaijan, Belarus, Bulgaria, Cambodia, Cuba, Estonia, Georgia, Kazakhstan, Kyrgyzstan, Iran, Iraq, Laos, Latvia, Libya, Lithuania, Macao, Moldova, Mongolia, North Korea, People’s Republic of China, Romania, Russia, Sudan, Syria, Tajikistan, Turkmenistan, Ukraine, Uzbekistan, and Vietnam or as updated by the U.S. Department of Commerce.

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16.2	Each Party represents and covenants that it has, or will have in place, established procedures and/or agreements with its employees, agents or others, including subcontractors, whose services the Party may require to fulfill the terms and conditions of this Agreement, sufficient to enable such employees, agents or others to comply with all the terms and conditions of this Agreement, and covenants that it shall require these employees, agents or others, including subcontractors, and any third-party visitor or guest to the SUNY POLY Facilities, to agree to necessary and sufficient confidentiality and intellectual property provisions in writing. Each Party shall be responsible for the selection and screening of its employees, agents or others who will be assigned to work on the Program. Each Party will ensure, by management direction and if necessary by contract, that its employees, agents or others comply with the laws, rules and regulations of the State of New York, the United States Government and of any other duly constituted governmental authority having jurisdiction over such Party, as well as, the personnel, security and safety practices, procedures and requirements of the SUNY POLY and FSMC while such employees, agents or others are at the SUNY POLY Facilities. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be interpreted such that any person who is not an actual employee of a Party or, in the case of FSMC, an actual employee of an Affiliate, shall be treated or construed as a common law employee of such Party.

XVII.	LITIGATION/ APPLICABLE LAW/ JURISDICTION/ SERVICE

17.1	The Parties shall attempt in good faith to promptly resolve any controversy, claim or dispute arising out of this Agreement, first in accordance with the provisions of Section X of this Agreement, and then, if the provisions of Section X of this Agreement are not successful, either Party may bring a legal action or proceeding to resolve such controversy, claim or dispute only in any United States Federal District Court located in the State of New York or in any state court of the State of New York. Each Party hereby consents to exclusive jurisdiction and venue of such courts. This Agreement shall be construed and the legal relations created herein between the Parties shall be determined in accordance with the substantive laws of the State of New York, without regard to the conflict of laws principles thereof. In such court proceedings, the Parties agree to submit an appropriate protective order to the court to protect each Party’s Confidential Information. The Parties hereby expressly waive any right to a jury trial for any legal action or proceeding brought under this Agreement and agree that any legal action or proceeding hereunder shall be tried by a judge without a jury.

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17.2	All communications, notices and disclosures required or permitted by this Agreement shall be in writing, shall be provided to the other Party and shall be deemed to have been given at the earlier of the date when actually delivered to the other Party or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, by hand delivery, or by overnight courier service with signed receipt, and addressed as follows, unless and until either Party notifies the other Party in accordance with a change of address:

In the case of FSMC:

NanoFab 300 East

257 Fuller Road

Albany, NY 12203

Attn: Walter Gerald Barber

With a copy to:

NanoFab 300 East

257 Fuller Road

Albany, New York 12203

Attn: Carl J. Kempf, III, Esq.

General Counsel

In the case of KINEX:

Flint Besecker

Chief Operating Officer

701 Ellicott Street

Buffalo, NY 14203

With a copy to:

Frank Muggia

Harris Beach PLLC

726 Exchange Street, Suite 1000

Buffalo, NY 14210

XVIII.	MISCELLANEOUS

18.1	Each Party agrees not to use each other’s names, the names of any staff members or employees thereof, or trademark or other designation of either Party hereto, in advertising, sales promotion work, or in any other form of publicity except with the written permission of, and to the extent approved by the Party whose name is to be used.

18.2	If any term or provision of this Agreement or the application thereof to either Party hereto or set of circumstances shall, in any jurisdiction and to any extent, be finally held to be invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, so long as the remainder of this Agreement still effectuates the Essential Purposes. If the Essential Purposes cannot be effectuated, this Agreement shall be renegotiated and amended with the unanimous consent of the Parties or may be terminated without cause by either Party.

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adherence thereto, or thereafter to insist upon strict adherence to that term or any other term of this Agreement. To be effective, any waiver must be in a writing signed by an authorized representative of the Party granting such waiver.

18.4	The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. The terms “herein”, “hereof”, “hereunder” and any similar terms used in this Agreement refer to this Agreement and all references to “this Agreement” refer to this instrument and the Exhibits hereto, as amended from time to time. The terms “including” or “include” shall mean “including, without limitation”, or “include, without limitation.”

18.5	If either Party is rendered wholly or partially unable by Force Majeure to carry out its obligations under this Agreement, and if that Party gives prompt written notice, including a reasonable description of such Force Majeure, to the other Party, the notifying Party shall be excused from performance of its obligations hereunder during the continuance of any inability so caused, but for no longer period. Such cause shall be remedied by the notifying Party as far as possible with reasonable speed and effort, but neither Party shall have any obligation to settle any labor dispute. For the purposes of this Agreement, “Force Majeure” shall mean Acts of God, labor disputes, acts of public enemies or terrorists, war, other military conflicts, blockades, insurrections, riots, epidemics, quarantine restrictions, landslides, lightning, earthquake, fires, conflagration, storms, floods, washouts, arrests, civil disturbances, restraints by or actions of any governmental body (including export or security restrictions on information, material, personnel, equipment or otherwise), industry-wide shortages, industry-wide unavailability, and any other acts or events whatsoever, whether or not similar to the foregoing, not within the control of the Party claiming excuse from performance, which by the exercise of the diligence and reasonable efforts that Party shall not have been able to overcome or avoid. If the notifying Party cannot remedy the Force Majeure situation and resume satisfactory performance within ninety (90) days after delivery of the notice, the other Party may at their option immediately terminate this Agreement and such notifying Party will be treated as a Terminated Party under Section 11.4.

18.6	Each Party shall be responsible for all tax matters, issues or obligations related to the employment of its employees or agents or to the presence of its personal property in any taxing jurisdiction.

18.7	During the Term of this Agreement, neither Party shall solicit for employment purposes any employees of the other Party (and in the case of FSMC, FSMC Affiliates) who have performed or are performing Program-related work under this Agreement. Neither Party shall make any payment or any gift of more than a nominal value to any employee of a Party without the employing Party’s prior concurrence. Neither Party shall make any representation that an employment relationship exists between that Party and an employee of another Party. The above portions of this Section shall not restrict (a) the ability of the Parties to conduct general solicitations for employment, (b) the right of any employee of a Party, on that employee’s own initiative or in response to general solicitations, to seek employment from the other Party, or (c) the ability of KINEX to solicit students employed or working at the SUNY POLY Facilities.

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18.8	To the extent a particular right, obligation, representation, warranty, covenant or indemnity in this Agreement does not have a specifically identified survival period, then such right, obligation, representation, warranty, covenant and/or indemnity shall remain in effect beyond any expiration or termination of this Agreement and shall bind and inure to the benefit of the Parties, their legal representatives, successors and permitted assigns. Particular Sections of this Agreement that survive any termination or expiration of this Agreement include, but are not limited to, Sections VIII, XIII, and XIV.

18.9	No amendment or modification of this Agreement shall be valid or binding upon the Parties unless in a writing signed by both of the Parties.

18.10	Except as otherwise provided for in this Agreement, neither the provisions of this Agreement nor anything done pursuant to this Agreement shall create any partnership, any employer-employee relationship or any agency relationship between the Parties and the Parties are otherwise independent contractors relative to each other.

18.11	Nothing in this Agreement shall obligate either Party to institute any action or suit against third-parties for infringement of any of its patents, or to defend any action or suit brought by a third-party that challenges or concerns the validity of any of its patents. Nothing in this Agreement shall grant either Party the right to institute any action or suit against third-parties for infringement of the other Party’s patents. Nothing in this Agreement shall obligate either Party, nor any of its Subsidiaries, to file any patent application, to secure any patent or patent rights, or to maintain any patent in force.

18.12	This Agreement, together with the Exhibits hereto, any SOW(s) entered into by the Parties pursuant to Section IX, and any follow on contracts and/or amendments entered into by the Parties pursuant to Sections 2.4, 2.6, 2.7, 2.8, 4.2, 4.5, or 5.1 of this Agreement, if and as signed by the Parties, is the complete and exclusive statement of the agreement of the Parties in respect of the subject matter described in this Agreement and shall supersede all prior and contemporaneous agreements, communications, representations, and understandings, either oral or written, between the Parties or any officers, agents or representatives thereof.

18.13	This Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute the same Agreement. Any signed copy of this Agreement made by photocopy, facsimile or PDF Adobe format shall be considered an original.

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IN WITNESS WHEREOF, the Parties hereto have caused this AGREEMENT FOR MEDICAL TECHNOLOGY RESEARCH, DEVELOPMENT, INNOVATION, AND COMMERCIALIZATION ALLIANCE to be signed and delivered by their duly authorized representatives as of the Effective Date.

FORT SCHUYLER MANAGEMENT CORPORATION		KINEX PHARMACEUTICALS, INC.

By:		By:
Name:	Walter Gerald Barber	Name:	Flint D. Besecker
Title:	Chair	Title:	Chief Operating Officer & Board Director
Date:	May 5, 2015	Date:	May 5, 2015

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EXHIBIT A

MANUFACTURING FACILITY SPECIFICATIONS

[TO BE AGREED UPON AND INSERTED BY THE PARTIES]

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EXHIBIT B

MANUFACTURING EQUIPMENT

[TO BE AGREED UPON AND INSERTED BY THE PARTIES]

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EXHIBIT C

CORPORATE HEADQUARTERS AND INNOVATION CENTER SPECIFICATIONS

[TO BE AGREED UPON AND INSERTED BY THE PARTIES]

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EXHIBIT D

LABORATORY EQUIPMENT

[TO BE AGREED UPON AND INSERTED BY THE PARTIES]

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EXHIBIT E

INTELLECTUAL PROPERTY AND JOINT PROJECTS

1.	Definitions

In addition to the terms defined elsewhere in this Agreement, for the purposes of the Agreement, including this Exhibit, the following terms have the described meanings listed below.

a.	Foreground Non-Patent IP

Foreground Non-Patent IP” means all know-how, trade secrets, copyrights, rights in computer programs, documentation, and mask layout designs in physical and/or electronic form and other intellectual property (other than Foreground Patent IP) developed during Projects. Foreground Non-Patent IP shall not include the results of any research or project rejected by the Parties and undertaken by a Party or its Representatives outside the Projects, or the results of any other program undertaken by a Party or its Representatives outside the Projects.

b.	Foreground Patent IP

Foreground Patent IP means patents and patent applications (including, but not limited to, design, utility, utility model, provisional, continuation, continuation-in-part, divisional, reexamination, reissue or extensions) in any country or jurisdiction of either Party or its Representatives on Project Inventions.

c.	FOUNDATION Personnel

FOUNDATION Personnel shall mean the general, administrative and research employees and the independent contractors and consultants of FOUNDATION, SUNY POLY, FSMC, and the faculty, researchers, research assistants, teaching assistants, and students of SUNY POLY, who are or who are expected to be performing activities under or in respect of the Program.

d.	Joint Projects

Joint Projects means research program(s) approved by the Parties and/or its Affiliates for performance jointly by the Parties in respect of the Program.

e.	Program

Program means the various activities undertaken or conducted by or on behalf of the Parties and/or its Affiliates throughout the Term of and pursuant to the terms and conditions of this Agreement, including, without limitation, activities involving the preparation for and the execution of the Projects.

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f.	Project Inventions

Project Invention(s) shall mean an invention(s) conceived and/or first reduced to practice (within the meaning of the prevailing US Patent Laws) by an employee, contractor or consultant of a Party or a Party’s Affiliates in the conduct of a Project(s).

g.	Proprietary Technical Projects

Proprietary Technical Project(s) shall mean research programs performed solely for KINEX within the Program that are not Joint Projects.

h.	Representatives

Representative(s) shall mean a Party’s agents, contractors, or employees and employees, contractors or agents of a Party’s Affiliates and, in the case of FOUNDATION, FOUNDATION Personnel.

i.	US Patent Law(s)

US Patent Law(s) shall mean 35 U.S.C. Section 1 et seq., 37 C.F.R. Section 1 et seq., and the case law interpreting such statutes, regulations and the rights incident thereto.

2.	Treatment of SUNY POLY Facilities

The Parties recognize that, in consideration of KINEX’s contributions to be provided pursuant to Section IV of the Agreement, and in conjunction with the SUNY’s Cooperative Use of Equipment Policy, the SUNY POLY Facilities will be made available for access and use by KINEX for Proprietary Technical Projects in accordance with the terms of this Agreement. Further, in recognition of each Party’s respective contributions to the Program, the SUNY POLY Facilities used jointly by the Parties for Projects will be considered a joint use of facilities. FSMC warrants that the treatment of the SUNY POLY Facilities as a joint use of facilities, as set forth in this Section 2 of this Exhibit, is consistent with and facilitates the ownership of intellectual property created under the Program, as set forth in Section 4 of this Exhibit.

3.	Reporting of Joint Project Inventions

Representatives of the Parties performing services under the Joint Projects shall promptly report in a reasonably detailed written disclosure all Joint Project Inventions to their applicable Party. Within sixty (60) days after receipt, each Party shall provide a copy of such invention disclosure(s) received on a Joint Project Invention to the other Party. The Program Managers (or their mutually agreed designee) shall maintain a reasonably detailed written log of all Joint Project Inventions.

4.	Ownership of Project Intellectual Property

(a)

Foreground Patent IP shall be owned by the Party or Parties whose Representatives are inventors of the underlying Project Invention as a matter of US Patent Law. The owning Party or Parties shall retain the entire right, title, and interest throughout the world to such Foreground Patent IP including, without limitation, the right to file (or not

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to file) for patents for such Project Invention(s). Any Foreground Patent IP on Project Inventions invented jointly by the Parties’ Representatives as a matter of U.S. Patent Law shall be jointly owned by the Parties and shall be licensable by each Party without accounting to or permission from the other Party.

(b)	Foreground Non-Patent IP shall be owned by the Party or Parties whose Representatives developed such Foreground Non-Patent IP. The owning Party or Parties shall retain the entire right, title, and interest throughout the world to such Foreground Non-Patent IP including, without limitation, the right to register (or not to register) such Foreground Non-Patent IP. Any Foreground Non-Patent IP developed jointly by the Parties’ Representatives shall be jointly owned by the Parties and shall be licensable by each Party without accounting to or permission from the other such Party.

5.	Patent Filing for Project Inventions

The decision on filing of patents for Project Inventions shall be made by the Party having an ownership interest in such Project Invention. In the event of a dispute, such Party shall refer the dispute in writing to the senior executives of the Parties, as described in Section X of this Agreement, who shall discuss and meet in person, if necessary, in order to negotiate a resolution of the dispute. If the Parties together own Project Inventions, they shall equitably share the cost of obtaining and maintaining any resulting Foreground Patent IP on such Project Inventions. In the event that a Party owning such a Project Invention elects not to seek patent protection for such Project Invention in any particular country or not to share equally in the expense thereof with the other owning Party, the other owning Party shall have the right to seek or maintain such protection at its own expense in such country and shall have full control over the prosecution and maintenance thereof even though title to any patent issuing therefrom shall be joint among the entities owning such Project Invention. Any election by a Party not to share equally in the expenses associated with seeking patent protection for any Project Invention shall not be construed as a termination event under Section XI.

6.	Restriction on Confidential Information in Patent Applications

Neither Party may disclose any Confidential Information of the other Party in any patent application or in the prosecution of such patent application without the written approval of the Party owning such Confidential Information, which approval shall not be unreasonably withheld or delayed.

7.	Assistance for Patent Protection

Each Party, at its own expense, shall reasonably assist the other Party in obtaining patent protection for joint Project Inventions. Such assistance shall include, without limitation, provision of invention disclosure documents which include data and examples, causing the execution of assignments and other instruments and provision of such documents as the other Party may reasonably consider necessary or appropriate to the obtaining of patent protection. The Parties shall cooperate to facilitate compliance with the duty of disclosure requirements for patent application filing and/or prosecution.

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8.	Project Invention Disclosure Review

At least on an annual basis, during the Term of this Agreement, each Party must report in writing to the other Party on the status of all Project Invention disclosures, any corresponding patent applications, and any corresponding issued patents for which it is responsible. For one (1) year after the expiration or earlier termination of this Agreement, each Party must report in writing to the other Party the status of all Project Invention disclosures, any corresponding patent applications, and any corresponding issued patents for which it is responsible.

9.	Activity at Other Facilities

Any intellectual property developed by KINEX in any other FOUNDATION-owned facilities outside of those provided for the Program and/or outside of the SUNY POLY Facilities is not part of this Agreement and shall be subject to the terms and conditions of any separate contract or agreement executed between KINEX and FSMC or its Affiliate.

10.	No Restriction on Licensing Owned Patents

Nothing in this Agreement shall be construed as limiting the ability of either Party to grant non-exclusive licenses under any patents in which that Party has an ownership interest and/or otherwise has the right to grant licenses.

11.	Joint Project Costs and Personnel

Except as otherwise expressly agreed to in this Agreement or the corresponding SOW, each Party shall be responsible for and shall bear (a) all of its own costs and expenses for a Joint Project and (b) all responsibility for all personnel that it uses for a Joint Project.

12.	Project Approval Process

The Parties and/or their Affiliates shall define each new Joint Project by implementing a signed SOW, substantially in the form of the statement of work set forth in this Exhibit, setting forth the appropriate work items for carrying out each respective Joint Project. All Projects which involve the operation of SUNY POLY Tools by FOUNDATION Personnel will also require a signed SOW setting forth the appropriate work items for carrying out each respective Joint Project. Each SOW shall include a start date, a Joint Project Target End Date, a Joint Project tool description, target process development objectives, milestones, the expected roles of the Parties, and the scope of work, with all dates and time periods in each SOW being targets only. The Program Managers shall be responsible for coordinating communications and execution of actions toward achievement of the milestones. Each Party will use commercially reasonable efforts for the successful completion of milestones. The Parties may from time to time, as new SOWs are developed within the budget, amend Exhibit D to add such SOWs as necessary. Upon written acceptance by the Parties, such additional SOWs will become part of this Agreement and attached in this Exhibit. Failure however to formally amend this Exhibit has no bearing on the agreed Joint Project SOW becoming part of the Program and part of this Agreement.

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13.	Statement of Work Form

STATEMENT OF WORK

This Statement of Work (“SOW”), effective as of                 , 20     (“SOW Effective Date”), is entered into by THE RESEARCH FOUNDATION FOR THE STATE UNIVERSITY OF NEW YORK (“FOUNDATION”), a non-profit educational corporation existing under the laws of the State of New York, having an office located at 257 Fuller Road, Albany, New York 12203, acting on behalf of the SUNY Polytechnic Institute(“SUNY POLY”), and KINEX PHARMACEUTICALS, INC. (“KINEX”), a Delaware corporation with its principal office located at 701 Ellicott Street, Buffalo, NY 14203, for a project under and pursuant to that certain AGREEMENT FOR MEDICAL TECHNOLOGY RESEARCH, DEVELOPMENT, INNOVATION, AND COMMERCIALIZATION ALLIANCE (“Agreement”) between FOUNDATION and KINEX effective as of            , 2015. Capitalized terms used and not defined in this SOW have the meanings set forth in the Agreement.

All dates and time periods in this SOW are targets only.

1.	Start Date:

2.	Joint Project Target End Date:

3.	Joint Project Tool Description:

4.	Target Process Development Objectives:

5.	Milestones:

6.	Expected Roles of the Parties:

7.	Scope of Work:

IN WITNESS WHEREOF, the Parties hereto have caused this SOW to be signed and delivered by their duly authorized representatives as of the SOW Effective Date.

THE RESEARCH FOUNDATION FOR
THE STATE UNIVERSITY OF NEW YORK

By:
Name:	Christine Waller
Title:	Operations Manager
Date:	, 2015

KINEX PHARMACEUTICALS, INC.

By:
Name:
Title:
Date:	, 2015

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EXHIBIT F

CONFIDENTIALITY

1.	Disclosure of Confidential Information

(a)	Each Party may disclose and receive Confidential Information (defined below) from the other Party.

(b)	“Confidential Information” shall mean all information that (i) is maintained in confidence by a Party (“Owning Party”), (ii) is disclosed to or obtained by the other Party in connection with and during the Term of this Agreement, including, but not limited to, information that relates to such Owning Party’s or its Affiliates’ past, present or future research, development, manufacturing, or business activities relating to the Essential Purposes, and (iii) is information that may be exempted from disclosure under Articles 6 and 6-A of the New York Public Officers Law. Either Party (“Disclosing Party”) may disclose its Confidential Information to the other Party (“Receiving Party”) orally, in writing, or by other media or transfer of materials including graphic, photographic, recorded, prototype, sample, or other tangible or permanent form clearly and obviously marked “confidential” or “proprietary”. Electronic information will be adequately marked if the container is marked and if a proprietary legend displays when the information runs on a computer system and when the information is printed from its data file.

(c)	When disclosed orally, Disclosing Party shall identify the information as confidential at the time of such disclosure, with subsequent written confirmation to Receiving Party within thirty (30) days of such disclosure indicating the date and type of information disclosed. All restrictions provided herein regarding use and/or disclosure shall apply during such thirty-day period.

2.	Protecting confidential information

(a)	Receiving Party will retain Disclosing Party’s Confidential Information in confidence for three (3) years from the date of disclosure. Receiving Party will not disclose, disseminate, or publish any of Disclosing Party’s Confidential Information to any person except employees or agents of Receiving Party on a need to know basis, except as consistent with the Receiving Party’s obligations under Articles 6 and 6-A of the New York Public Officers Law, or other applicable law, regulation or legal process. Receiving Party shall ensure that such employees or agents shall be bound by terms at least as protective as the terms of this Exhibit F. Each Party warrants that employees or agents shall comply with the terms of this Exhibit F. Upon the termination or expiration of this Agreement, the Parties shall confer regarding the status of Confidential Information disclosed and/or created under this Agreement.

3.	Ownership

All right, title and interest in Disclosing Party’s Confidential Information which is furnished to the Receiving Party shall be and remain the exclusive property of the Disclosing Party.

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4.	Standard of Care

The Receiving Party shall be held to the same standard of care in protecting Disclosing Party’s Confidential Information as the Receiving Party normally employs to preserve and safeguard its own Confidential Information of similar kind, but in no event less than reasonable care.

5.	Exclusions; Required Disclosure

(a)	Receiving Party’s obligations regarding Disclosing Party’s Confidential Information shall not apply to information (a) that was already known to Receiving Party prior to the disclosure of such information to Receiving Party by Disclosing Party, (b) that is or becomes publicly available through no act or fault of Receiving Party, (c) that is rightfully received by Receiving Party from a third-party having no obligation of confidentiality to Disclosing Party, or (d) that is independently developed by Receiving Party.

(b)	In the event FOUNDATION is required by law, regulation, or court order to disclose any of KINEX’s Confidential Information, FOUNDATION will notify KINEX in writing prior to making such disclosure in order to facilitate KINEX seeking a protective order or other appropriate remedy from the appropriate legal body. In the event KINEX is required by law, regulation, or court order to disclose any of FOUNDATION’S Confidential Information, KINEX will notify FOUNDATION in writing prior to making such disclosure in order to facilitate FOUNDATION seeking a protective order or other appropriate remedy from the appropriate legal body. The Receiving Party further agrees that if the Disclosing Party is not successful in precluding the requesting legal body from reviewing the Confidential Information, it will furnish only that portion of the Confidential Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.

(c)	FOUNDATION is required to comply with the New York State Freedom of Information Law, Public Officers Law, Article 6 which provides for public access to information FOUNDATION possesses. Public Officers Law, Section 87(2)(d) provides for exceptions to disclosures for records or portions thereof that are “trade secrets or are submitted to an agency by a commercial enterprise or derived from information obtained from a commercial enterprise and which if disclosed would cause substantial injury to the competitive position of the subject enterprise.” Information submitted to FOUNDATION that KINEX wishes to have treated as proprietary and confidential, should be identified and labeled as “Confidential” or “Proprietary” on each page at the time of disclosure. This information should include a written request to exempt it from disclosure, including a written statement of the reasons why the information should be exempted.

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6.	Protection of Plans and Specifications for SUNY POLY Facilities

KINEX agrees that all plans, specifications, drawings and other documents of any kind whatsoever, and in whatever medium expressed, prepared in connection with the SUNY POLY Facilities (collectively, the “SUNY POLY Facilities Documents”) and all rights therein (including trademarks, trade names, rights of use, copyrights and/or other proprietary rights) shall be and remain the sole property of FSMC and shall be treated as FSMC’s Confidential Information (whether or not the Parties terminate or withdraw from this Agreement for any reason whatsoever). Except as expressly provided for in this Agreement, KINEX shall not use (or distribute) the SUNY POLY Facilities Documents without FSMC’s prior written consent. This Section shall survive the term or termination of this Agreement.

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EXHIBIT G

KINEX INSURANCE REQUIREMENTS

KINEX shall obtain the following insurance coverage and/or limits to be effective upon the earlier of Manufacturing Facility Completion or KINEX’s entry into the Manufacturing Facility:

(a)	KINEX shall maintain (or cause to be secured and maintained) for the benefit of FSMC, annual comprehensive general public liability insurance (or a combination of commercial general liability insurance, self-insurance and/or umbrella liability insurance) with a combined single limit per occurrence of not less than $15 Million, and an aggregate limitation of not less than $15 Million, which insurance covers bodily injury, disease and death and property damage (including, to the extent such insurance is reasonably available therefor, environmental damage), and which applies to any such liabilities KINEX may have under this Agreement.

(b)	Business Automobile Liability with limits of insurance of not less than $1,000,000.00 each accident.

(c)	Workers Compensation & Employers Liability with limits of insurance of not less than the amount required by New York State. This policy shall contain an All States Endorsement.

(d)	KINEX shall purchase and maintain for the duration of this agreement Property Insurance (PI) in the amount of $65 Million that includes coverage for the personal property/equipment of others and/or property that is in the care, custody and control of KINEX (other than Manufacturing Equipment or Laboratory Equipment). This policy should provide “all-risk” coverage and shall include coverage for the perils of “testing”, “calibrating” and “mechanical breakdown.” FOUNDATION and FSMC shall be named as Loss Payees on the PI policy maintained by KINEX.

(e)	KINEX will name FOUNDATION, SUNY POLY, FRMC, FSMC, SUNY and the State of New York, as Additional Insureds. Purchase and maintenance of such insurance shall in no way be interpreted as relieving KINEX of any of its responsibilities or liabilities hereunder, and KINEX may carry, at its expense, such additional insurance amounts and coverage as it deems necessary. The general public liability insurance for the Additional Insureds shall be as broad as the coverage provided for the named insured party. Except due to claims caused by the negligence of the FSMC, it shall apply as primary and non-contributing insurance before any insurance maintained by the Additional Insureds. KINEX shall maintain coverage for itself and all Additional Insureds for the duration of the term of this Agreement.

(g)	KINEX shall secure written agreement of its insurance carrier(s) and, upon request, copy same to FSMC and to the parties set forth in the Notice section, agreeing to notify FSMC in writing no less than thirty (30) days prior to any cancellation, termination or material modification of any of the foregoing policies and coverages.

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FSMC shall, at its sole cost, purchase and maintain for the duration of this Agreement Property Insurance (PI) that includes coverage for the Manufacturing Facility, Manufacturing Equipment and Laboratory Equipment, for the replacement cost thereof, including builder’s risk insurance on the Manufacturing Facility while it is under construction. This policy should provide “all-risk” coverage and shall include coverage for the perils of “testing”, “calibrating” and “mechanical breakdown.”

Each Party hereby agrees as follows:

(1)	Notwithstanding anything to the contrary in the Agreement, including Sections 14.5 and 14.7, each Party and its respective insurers waives all rights against the other Party, with respect to KINEX, as a Party, and FSMC, as the other Party, SUNY, FRMC, FOUNDATION, SUNY POLY, the State of New York, as well as such entities’ officers, directors, trustees and employees for recovery of damages to the extent these damages are covered by insurance maintained by such Party per the requirements stated above.

(2)	Upon signing of this Agreement and immediately upon renewal or replacement of any and all insurance policies required hereunder, each Party shall furnish to the other Party certificates of insurance evidencing all coverages required hereunder, to which copies of all additional named insured endorsements and loss payee endorsements required hereunder, executed by the insurers, shall be attached. FSMC additionally shall have the right to review all insurance policies maintained by KINEX hereunder upon request.